Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

IKANOS COMMUNICATIONS, INC.

Ikanos Communications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 9, 2004.

2. The Certificate of Incorporation of the Corporation was amended and filed with the Secretary of State of the State of Delaware on June 16, 2008 (the “Amended Certificate of Incorporation”).

3. This Certificate of Amendment to the Amended Certificate of Incorporation (the “Certificate of Amendment”) has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation.

4. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment amends the provisions of the Corporation’s Amended Certificate of Incorporation as set forth herein.

5. The first paragraph of Article IV of the Corporation’s Amended Certificate of Incorporation is hereby amended to read in its entirety as follows:

“The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have the authority to issue is one hundred million (100,000,000) shares, consisting of ninety nine million (99,000,000) shares of Common Stock, par value $0.001 per share, and one million (1,000,000) shares of Preferred Stock, par value $0.001 per share.”

IN WITNESS WHEREOF, this Certificate of Amendment to Amended Certificate of Incorporation, which amends certain provisions of the Amended Certificate of Incorporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its Vice President, General Counsel and Corporate Secretary this 21st of August, 2009.

IKANOS COMMUNICATIONS, INC.

By:	/s/ Noah D. Mesel
Noah D. Mesel
Vice President, General Counsel and Corporate Secretary